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Exhibit 10.2

COMMERZBANK G L O B A L S H I P P I N G	[LOGO]

T E L E F A X

An / To Telefax Nr.     +30 210 809 0405

Arzabl Sellen/Total number of pages     8

An / To:	Von / From:
DryShips Inc. George Economois / Chris Thomas 80 Kifissias Ave. Maroussi 151 25 Athens / Greece	Commerzbank AG Global Shipping Martin Hugger / Marcus Weber Ness 7–9 20457 Hamburg email:shipfinance@commerzbank.com

Telefax Nr.:	Tel:	Datum / Date:
+49 40 3683 4068 / 4123	+ 49 40 3683 4074	10.11.2004

If you receive this fax in error, illegible or not all pages please phone: +49-40-3683–4066 or–4057

Dear George and Chris,

USD 185 million loan facility

we refer to your recent discussions. We understand that you are considering the quoting of DryShips Inc., Liberia ("DryShips") in form of an initial public offering at the NASDAQ ("IPO") during the next few months. With regard to the financing of the New Vessels and the Refinancing Vessels (as defined below), we are pleased to inform you that both HSH Nordbank AG and Commerzbank AG have obtained board approval to submit to you a binding offer for this financing based on the terms and conditions set out below.

DryShips prior to IPO

DryShips will (indirectly via 100% owned subsidiaries) own the following vessels ("Old Vessels") with the following attached outstanding loan amounts prior the time of the IPO:

Old Vessels	Description	Outstanding loan amount

Lacerta	a bulk barrier of approx. 71,862 dwt, built 1994	USD 9.86 million

Panomos	a bulk barrier of approx. 71,747 dwt, built 1995	USD 18.25 million

Striggla	a bulk barrier of approx. 64,747 dwt, built 1982	USD 0.00 million

TOTAL		USD 28.11 million

The banks having financed the Old Vessels will continue financing them, with the overall outstanding loan amount to be not higher than USD 28.11 million at the time first of drawdown Tranche A below.

DryShips will also (indirectly via 100% owned subsidiaries) own the following vessels ("Refinancing Vessels") with the following attached outstanding loan amounts prior the time of the IPO:

Refinancing Vessels	Description	Outstanding loan amount	Initial Value Portion

Shibumi	a bulk barrier of approx. 166,058 dwt, built 1984	USD 7.30 million	31/314

Flecha	a bulk barrier of approx. 65,081 dwt, built 1982	USD 4.60 million	13/314

Mostoles	a bulk barrier of approx. 75,395 dwt, built 1981	USD 3.68 million	12/314

The loan amount outstanding on the Refinancing Vessels shall be refinanced by this Facility.

DryShips after IPO

The initial public offering is expected to raise an equity amount of USD 80-120 million, which will, after deduction of IPO related costs increase the equity of DryShips and which shall (partly) be used for the purchase of the following vessels:

New Vessels	Description	Purchase Price	Initial Value Portion

Iguana	a bulk barrier of approx. 70,349 dwt, built 1998	USD 33.00 million	33/314

Paragon	a bulk barrier of approx. 71,250 dwt, built 1995, chartered to COSCO at USD 30,000 per day until July 2006	USD 33.00 million	33/314

Samsara	a bulk barrier of approx. 73,688 dwt, built 1999	USD 32.05 million	32/314

Panamax #1	a bulk barrier of approx. 74,473 dwt, built 1995	USD 32.00 million	32/314

Panamax #2	a bulk barrier of approx. 68,676 dwt, built 1988	USD 22.00 million	22/314

Panamax #3	a bulk barrier of approx. 66,798 dwt, built 1995	USD 16.00 million	16/314

Panamax #4	a bulk barrier of approx. 70,000 dwt, built 1995	USD 32.00 million	32/314

Handymax #1	a bulk barrier of approx. 48,040 dwt, built 1994	USD 26.00 million	26/314

Handymax #2	a bulk barrier of approx. 45,863 dwt, built 2002	USD 32.00 million	26/314

TOTAL		USD 258.05 million	314/314

Up to USD 170 million of the purchase price of the New Vessels shall be financed, with the difference between the total purchase price for the New Vessels and the sum of the equity raised in the IPO and the financing to come form DryShips own sources and its earnings.

Financing Structure

The basic structure of our financing offer is set out below:

1.	Purpose:	Part-financing of the purchase of the New Vessels and refinancing of the Refinancing Vessels
2.	Borrowers and Owners:	Up to twelve (12) single purpose companies, incorporated in jurisdictions acceptable to the Lenders, 100% legally owned by the Corporate Guarantor.
3.	Corporate Guarantor:	DryShips Inc.
4.	Loan:	USD term Loan Facility (Tranche A) and USD Reducing Revolving Loan Facility (Tranche B)
5.	Arranger/Agent:	Commerzbank AG, Global Shipping, Hamburg/Germany
6.	Lenders:	Commerzbank AG, Hamburg branch (50%) and HSH Nordbank AG, Hamburg (50%)
with the right to transfer
a) parts of the loan to one or two other first class international banks experienced in ship finance transactions at the costs of the Borrower
and
b) the loan to another branch or to one of the subsidiaries of Lenders at any time at the costs of Lenders
7.	Loan Amounts:
Tranche A: up to USD 160 million as follows:
Tranche A1: up to USD 145 million, but not more than 60% of the aggregate purchase price of the New Vessels
Tranche A2: up to USD 15 million with regard to the refinancing of the Refinancing Vessels.
Tranche B: up to USD 25.0 million, but (together with Tranche A1) not more than 70% of the aggregate purchase price of the New Vessels
8.	Drawdown of Funds:	until 30.06.2005
9.	Drawing conditions:	All Tranches:
-Survey reports of the vessels satisfactory to the Lenders
-Broker valuation of the vessels at or about the time of the IPO
-Conclusion of IPO, raising an equity amount of at least USD 80 million prior to March 30, 2005

-Evidence satisfactory to the Lenders that the difference between the total purchase price of the New Vessels and the available Loan Amounts of Tranche A1 and Tranche B can be covered by the own sources (including equity raised in the IPO and expected earning) of DryShips
-Evidence satisfactory to the Lenders that the Old Vessels are not (any longer) security for loans other than related loan of USD 28.111 million described above.
-copy of the published IPO prospectus
-cash flow and earnings forecasts for 2005 and 2006 based on the net IPO proceeds and evidencing the capability of Dryships to meet its debt service obligations under this facility
Tranche B:

-This Tranche may initially be drawn in a maximum amount ("Initial Maximum Amount") being the difference between a) the purchase price of the New Vessels plus USD 15 million for refinancing of loans related to the Refinancing Vessels plus (up to) USD 7 million reserve liquidity and b) Tranche A plus the net proceeds of the IPO.
-After the Initial Maximum Amount has been determined, this Tranche B may be prepaid and redrawn on a revolving basis and the maximum amount available for drawing shall be reduced as set out below.
-All prepayments and redrawings should be in multiples of USD 1 million.
10.	Maturity	9 years after drawdown of the Loan
11.	Repayment:	Tranche A will be repaid in 36 consecutive quarterly instalments; the first instalment will be due 3 months after first drawdown, but at the latest June 30, 2005:
1-6: USD 5,833,333 7-12: USD 4,500,000 13-35: USD 3,000,000 36: USD 29,000,000
Should Tranche A not be drawn in full, the repayment instalments shall be reduced pro rata.
Tranche B shall be reduced in 4 consecutive quarterly amounts; the first reduction will be due 3 months after first drawdown, but at the latest June 30, 2005:
1-3: USD 5,000,000 4: USD 10,000,000
Should the Initial Maximum Amount be less than USD 25 million, the reduction amounts shall be reduced in the inverse order of maturity.

12.	Vessel Sale/Total Loss Prepayment:
The Borrowers shall have the obligation to prepay (respectively reduce) a proportion of the outstanding Loan Amounts that is equal to the Initial Value Proportion of the respective vessel (as set out above) in case any of the financed vessels becomes a total loss, constructive total loss or agreed total loss or is sold during the term of the loan.
13.	Advance Repayment Option:	The Borrower shall have the right to make any additional prepayment (or reductions) at any time during the tenor of the loan without any penalty payments.
Notwithstanding the above, the Borrower shall be required to pay breakage costs, if the prepayment is made at a day other than the end of an interest period.
14.	Conditions:	-net-
Interest:
LIBOR + Margin for 1, 3, 6, 9 or 12 months periods or any other period as agreed by the Lenders. Interest payments are due at the end of each interest period an, in case of 6, 9 or 12 months periods, in addition quarterly in arrears.
The Borrower's exposure to interest and currency rate fluctuations in connection with this loan may be hedged with the Lenders and will be secured second ranking.
	Margin:	Tranche A:
1.30% per annum, while Total Liabilities are more than 60% of market value adjusted Total Assets (tested on the basis of the quarterly accounts)
1.20% per annum, while Total Liabilities are more than 50% of market value adjusted Total Assets (tested on the basis of the quarterly accounts)
1.10% per annum, while Total Liabilities are equal to or less than 50% of market value adjusted Total Assets (tested on the basis of the quarterly accounts)
Tranche B:
1.40% per annum
	Commitment fee:	0.30% per annum on the undisbursed Tranche A amount payable quarterly in arrears starting from the day of acceptance of the binding offer letter by the Corporate Guarantor.

0.70% per annum on the maximum available Tranche B amount (which shall be reduced to the Initial Maximum Amount from the day of the IPO) payable quarterly in arrears starting from the day of acceptance of the binding offer letter by the Corporate Guarantor.
	Computation:	365/360
	Management fee:	USD 75,000 flat, payable on signing of the Loan Agreement

plus
USD 800,000 flat payable on first drawdown (only payable, if the IPO is concluded by March 30, 2005)
plus
0.75% flat on the initial Maximum Amount of Tranche B (only payable, if Tranche B is drawn)
	Agency fee:	USD 10,000 per annum per Lender payable to the Agent at signing of the loan agreement and each anniversary thereof
15.	Securities:	Securities for the Loan will include but not be limited to the following:
-First demand unconditional and irrevocable Guarantee of the Corporate Guarantor
-First priority cross-collateralised ship mortgage on the New Vessels, registered in jurisdictions acceptable to the Lenders
-Pledge of shares of the Borrowers on an optional basis
-First priority Assignment of Insurances (H & M, War Risk, P & 1; insurance level 120%) of the Vessel

-First priority Assignment of Earnings of the Vessel and, on request of the Lenders, Specific Assignment of all charter contracts (wording to be acceptable to the Lenders) exceeding 12 months of duration
-All earnings to be paid into an earnings account to be a) held with the Agent and b) pledged to the Lenders
All securities to be in form and substance acceptable to the Lenders and their legal advisors.
16.	Cost and Expenditure:
The Borrower/Guarantors will repay the Lenders and the Arranger all usual costs and expenditure, which are related to this transaction, including but not limited to premiums (incl. German Insurance tax (currently 16%)) for Mortgagees' Interest Insurance (Commerzbank wording, 110%), Add. Perils Insurance (Commerzbank wording, 110%), both taken out by the Lenders, out of pocket expenses incl. travel expenses, all legal fees and litigation costs.
17.	Taxation:
All payments of principal and interest, or any other payment in relation to both Loans will be made without deduction or withholding for any taxes, royalty payments, duties, assessments or charges of whatsoever nature, present and future. In the event that any such taxes and/or withholdings are imposed in the future, the Borrower shall make such additional payments, as are necessary to cause the Lenders to receive not the amount which it would have received had no such taxes been imposed.
18.	Information Covenants	Customary information covenants for financings of this type, in addition the following:
-opening balance sheet of the Corporate Guarantor and any such additional information about its financial situation as the Lenders may reasonably require to be provided prior to drawdown.

-annual audited and quarterly un-audited company reports of the Corporate Guarantor and annual audited accounts the Borrowers to be provided within 90 days (for quarterly accounts) and 150 days (for yearly accounts) of the end of the respective period
19.	Covenants:	Customary covenants for financings of this type including but not limited to the following:
-No change of control with respect to the Borrowers

-Total value of New Vessels plus Refinancing Vessels to Loan to be at all times at least 135%, valuation to be provided by Clarksons (appointed by the Lenders) and ACM Shipping (appointed by the Borrower), expenses to be paid by the Borrower for one quarterly valuation, first valuation at or about the time of the IPO. Both the Lenders and the Borrower shall have the right to nominate at any time instead of their respective broker another first class internationally ship broker for such valuations. Such replacement broker shall be approved by the other party, such approval not to be unreasonably withheld.
-The Corporate Guarantor to comply after first drawdown with the following financial covenants:
•Minimum Liquidity to be at all times at least USD 400,000 per vessel a) owned or chartered in and b) not bareboat chartered
•Minimum Net Worth (market value adjusted) of at least USD 100 million (tested on the basis of the quarterly accounts)
•Total Liabilities not more than 65% of market value adjusted Total assets (tested on the basis of the quarterly accounts)

-Without the prior written approval of the Lenders, dividend payments exceeding 50% of the net profit of the related period shall not be permitted, if after the payment of such dividends the Total Liabilities exceed 60% of market value adjusted Total Assets

-Without the prior written approval of the Lenders, Dryships or any of its subsidiaries may not a) grant any loans to third parties or b) guarantee obligations of third parties in an overall amount exceeding USD 10 million

-Without the prior written approval of the Lenders, Dryships or any of its subsidiaries may not make any investment in business areas outside their core business (defined as owning and chartering of non-passenger vessels) of in an overall amount exceeding USD 20 million

-Without the prior written approval of the Lenders, Dryships or any of its subsidiaries may not accept any loans with an initial value to loan ratio that is higher than the then prevailing one under this facility at the time of the last quarterly valuation
20.	Repr. & Warranties as well as Conditions Precedent:	Customary R & Ws and CPs (including, but not limited to the drawdown conditions mentioned above) for financings of this type.

21.	Law:
The loan agreement and all the security documents (with the exception of the Vessel's mortgage, which shall be governed by the laws of the flag of the mortgaged Vessel) shall be governed by English law and jurisdiction. The documentation shall be prepared by a law firm appointed by Commerzbank.

The terms and conditions set out in this telefax are the most essential ones only and are to be understood as basis for further discussions only.

We will now on that basis ask for board approval. Please do not hesitate to contact us in order to discuss any details and questions. Looking forward to hearing from you we remain with best regards

COMMERZBANK Aktiengeselischaft		HSH Nordbank Aktiongeselischaft
(Stefan Kuch)	(Martin Hugger)	(Manfred Ernst)	(Sven Peters)
Accepted and agreed on behalf of the Borrowers:
On	12-11-04 (Date)	By	/s/ A. LOANNIDIS (Signatures/Names)
Accepted and agreed on behalf of the Corporate Guarantor:
On	12-11-04 (Date)	By	/s/ A. LOANNIDIS (Signatures/Names)

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  Exhibit 10.2